For Immediate Release
Metropolitan Bank Holding Corp. Appoints Dixiana Berrios Chief Operating Officer
NEW YORK–(BUSINESS WIRE)–Metropolitan Bank Holding Corp. (NYSE:MCB) (“Metropolitan” or the “Company”), the holding company for Metropolitan Commercial Bank (the “Bank”), today announced that the Company appointed Dixiana M. Berrios as Chief Operating Officer. She will report to Mark R. DeFazio, President and Chief Executive Officer.
Ms. Berrios brings more than 24 years of experience across a broad range of financial, digital and management disciplines, primarily in the banking sector. Most recently, she was Executive Vice President, Director of Operations at Amalgamated Bank, New York, NY.
“We are truly fortunate to have Dixi join our team,” said CEO DeFazio. “Her talents as both an innovator of banking and business solutions, as well as her leadership and motivational skills, are reflected in a remarkable track record of success over many years in our industry.”
“I’m very excited to start this new chapter with Metropolitan Commercial Bank,” said Ms. Berrios. “Metropolitan Commercial Bank has a great team and I look forward to helping the Bank continue to flourish.”
Ms. Berrios started her banking career at Sterling National Bank, New York, NY, in 1996 and rose to Senior Vice President, Director of Bank Operations, before joining Amalgamated Bank.
Ms. Berrios earned a bachelor’s degree in political science from the University of Alabama in Huntsville, AL, and a master’s degree from the Fletcher School of Law and Diplomacy in Boston, MA. She is active with various industry groups and civic organizations.
About Metropolitan Commercial Bank
Metropolitan Commercial Bank®, The Entrepreneurial Bank, is headquartered in New York City and operates full-service banking centers in Manhattan, New York; Boro Park, Brooklyn; and Great Neck, Long Island. We are a community-focused bank that provides a broad range of business, commercial and personal banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals. In addition to our tradition of relationship-driven, one-on-one personalized service, Metropolitan Commercial Bank offers multiple convenience delivery channels, including online banking, flexible mobile banking apps and no-fee access to over 1 million ATMs worldwide for our clients. The Bank is also an active issuer of debit cards for an increasing number of third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank, an FDIC member and an equal opportunity lender.
The parent company of Metropolitan Commercial Bank, Metropolitan Bank Holding Corp., is a publicly traded company. The common stock of Metropolitan Bank Holding Corp. is listed on the New York Stock Exchange (NYSE) and trades under the ticker symbol “MCB.”
For more information about Metropolitan Commercial Bank, visit the Bank’s website at www.MCBankNY.com.
Contacts
Investor Relations
Heather Quinn
Telephone: 212-365-6721
IR@MCBankNY.com
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